Exhibit 99.1
CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the shareholders of Classic Vacation Group, Inc.:

We have audited the accompanying consolidated balance sheets of Classic Vacation Group, Inc., (a New York corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders’ (deficit) equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Classic Vacation Group, Inc., and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s operations were adversely impacted by the terrorist attacks on September 11, 2001 which ultimately resulted in the sale by the Company of substantially all of its operations in a series of transactions that were completed in November 2001 through March 2002. Effective March 21, 2002 the Company merged into a liquidating trust pursuant to a plan of complete liquidation. Management’s plans in regard to these matters and the related disposition of the Company’s operations are also described in Notes 1, 11, and 12. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the Company not being able to continue as a going concern.

AR	THUR ANDERSEN LLP

Vienna, Virginia
May 6, 2002

CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2001	December 31, 2000

ASSETS

Current assets:
Cash and cash equivalents (includes $3,278 and $11,633 of restricted cash, respectively)	$19,196	$24,432
Restricted short-term investments	5,150	—
Accounts receivable, net of allowance of $3,842 and $2,096, respectively	13,753	21,224
Other current assets	3,327	4,303

Total current assets	41,426	49,959

Property and equipment, net	4,642	4,588
Goodwill, net of accumulated amortization of $7,628 and $5,796, respectively	67,965	76,919
Deferred financing costs, net	2,957	1,557
Other assets	77	124

Total assets	$117,067	$133,147

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Accounts payable and accrued expenses	$49,696	$62,239
Customer deposits	29,433	37,919
Notes payable	44,179	690

Total current liabilities	123,308	100,848

Long-term debt, net of current portion	—	27,500
Other long-term liabilities	304	480

Total liabilities	123,612	128,828

Commitments and Contingencies (Note 8)
Shareholders’ (deficit) equity:
Preferred Stock, $.01 par value, 6,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.01 par value, 60,000,000 shares authorized, 14,775,816 shares issued and 14,392,825 shares outstanding	148	148
Additional paid-in capital	98,540	95,817
Deferred compensation	—	(17)
Retained deficit	(102,917)	(89,313)
Treasury stock, 382,991 shares at cost	(2,316)	(2,316)

Total shareholders’ (deficit) equity	(6,545)	4,319

Total liabilities and shareholders’ (deficit) equity	$117,067	$133,147

The accompanying notes are an integral part of these consolidated balance sheets.

CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For The Years Ended December 31,
	2001	2000
Net revenues	$100,572	$132,867
Operating expenses	91,032	120,648

Gross profit	9,540	12,219
General and administrative expenses	7,172	10,560
Depreciation and amortization	4,588	6,474
Restructuring and impairment charges	8,206	38,586

Loss from operations	(10,426)	(43,401)

Other income (expense)
Interest income	1,408	2,915
Interest expense	(4,596)	(4,176)
Other, net	70	20

Total other expense	(3,118)	(1,241)

Loss before income taxes	(13,544)	(44,642)
Income tax expense	(60)	(60)

Net loss	$(13,604)	$(44,702)

Basic and diluted:
Loss per share	$(0.95)	$(3.11)

Weighted average shares outstanding	14,393	14,393

The accompanying notes are an integral part of these consolidated financial statements

CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY
(in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Deferred Compensation	Retained Deficit	Treasury Stock	Total
	Shares	Amount
Balance, December 31, 1999	14,775,816	$148	$95,771	$(28)	$(44,611)	$(2,316)	$48,964
Issuance of non-employee options	—	—	46	—	—	—	46
Amortization of deferred compensation	—	—	—	11	—	—	11
Net loss	—	—	—	—	(44,702)	—	(44,702)

Balance, December 31, 2000	14,775,816	148	95,817	(17)	(89,313)	(2,316)	4,319
Issuance of non-employee options	—	—	56	—	—	—	56
Fair value of beneficial conversion feature related to issuance of notes payable			2,667				2,667
Amortization of deferred compensation	—	—	—	17	—	—	17
Net loss	—	—	—	—	(13,604)	—	(13,604)

Balance, December 31, 2001	14,775,816	$148	$98,540	$—	$(102,917)	$(2,316)	$(6,545)

The accompanying notes are an integral part of these consolidated financial statements

CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended December 31,
	2001	2000

Cash flows from operating activities:
Net loss	$(13,604)	$(44,702)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	4,588	6,474
Notes payable issued as payment of interest expense	2,622	690
Amortization of debt discount	1,034	—
Amortization of deferred financing costs	527	716
Stock-based compensation expense	73	57
Non-cash portion of restructuring and impairment charges	6,508	35,034
Changes in operating assets and liabilities, excluding effect of acquisitions and divestitures:
Accounts receivable, net	7,200	(1,156)
Other assets	861	8,098
Accounts payable and accrued expenses	(10,365)	(34)
Customer deposits	(8,130)	1,216
Other liabilities	(176)	148

Net cash (used in) provided by operating activities	(8,862)	6,541

Cash flows from investing activities:
Purchases of property and equipment	(2,369)	(2,562)
Net (purchases) sales of short-term investments	(5,150)	103
Payment of deferred acquisition consideration	(1,750)	—

Net cash used in investing activities	(9,269)	(2,459)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	15,000	27,500
Repayment of borrowings under credit agreement	—	(29,431)
Payment of capital lease obligations	(178)	(464)
Payment of deferred financing costs	(1,927)	(1,407)

Net cash provided by (used in) financing activities	12,895	(3,802)

Net (decrease) increase in cash and cash equivalents	(5,236)	280
Cash and cash equivalents, beginning of period	24,432	24,152

Cash and cash equivalents, end of period	$19,196	$24,432

Supplemental disclosures of cash flow information:
Interest paid	$174	$2,479
Income taxes (refunded), net	(240)	$(2,389)

Supplemental disclosures of non cash activities:
Fair value of beneficial conversion feature related to issuance of notes payable	$2,667	$—

The accompanying notes are an integral part of these consolidated financial statements

CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001 and 2000

1.    Business Description and Organization

Classic Vacation Group, Inc., and subsidiaries (the “Company” or “GVG”) was a provider of customized vacation products. The Company assembled air, hotel, rental car and other travel components in bulk and provided complete vacations to travelers through retail travel agents and international tour wholesalers. The Company provided flexible independent travel programs for individuals as well as escorted tours and group packages. The tragic events of September 11, 2001 had a significant and material adverse impact upon the travel and hospitality industries. These events adversely impacted the Company and resulted in the sale by the Company of substantially all of its operations in a series of transactions that were completed in November 2001 through March 2002. Effective March 21, 2002 the Company merged into the Classic Vacation Group Liquidating Trust, a Delaware Trust (the “Liquidating Trust”) pursuant to a plan of complete liquidation (the “Plan of Liquidation”) (See Note 12).

Headquartered in San Jose, California, the Company marketed its major products under the brand names Classic Custom Vacations (“Classic”), and Allied Tours (“Allied”). Classic creates vacation packages for U.S. travelers seeking a customized vacation. The Company sold substantially all of the assets and liabilities of Classic to Expedia, Inc. in a transaction that closed on March 9, 2002. Allied creates vacation packages for international travelers visiting North America. The Company sold the Allied Tours brand to a subsidiary of Kuoni Travel Holding Ltd. in January 2002. The Company also operated Island Resort Tours, a smaller domestic vacation provider; International Travel & Resorts, a hotel representation company; and the private label fulfillment operations for Amtrak Vacations, Hyatt Vacations and certain credit card rewards programs (“Private Label”). Hyatt Vacations was sold to Expedia, Inc. as part of the Classic assets; Island Resort Tours and International Travel & Resorts (collectively “Island”) as well as the rest of Private Label were sold to the management teams operating those businesses in transactions which closed in November 2001 and January 2002, respectively. See Note 11 for more information about the sales of Classic, Allied, Island, and Private Label (the “Sale Transactions”).

Risks and Other Important Factors

The Company experienced continuing operating losses since 1999, reporting net losses of approximately $13.6 million, $44.7 million and $3.5 million for the years ended December 31, 2001, 2000 and 1999, respectively. Additionally, the Company historically relied upon the receipt of advance payments and deposits from customers to finance its operations. As of December 31, 2001 and 2000, current liabilities exceeded current assets by approximately $81.9 million and $50.9 million, respectively. The events of September 11, 2001 had a significant adverse impact on the Company’s liquidity, resulting in an immediate need to raise additional capital. The Company was unable to secure adequate funding without causing significant dilution to the Company’s shareholders. Ultimately, the Board of Directors of the Company determined that it was in the best interest of the shareholders to sell the assets of the Company and to cause the Company enter into the Plan of Liquidation.

The Company entered into the Plan of Liquidation in January 2002, concurrent with the signing of a definitive agreement to sell the Classic assets and liabilities to Expedia, Inc. (the “Classic Sale”). As part of the Plan of Liquidation, the Company completed a plan of merger into the Liquidating Trust on March 21, 2002 for the purpose of liquidating the remaining assets of the Company after the Classic Sale. In exchange for their shares, shareholders of the Company received a pro-rata share in the Liquidating Trust. There can be no assurances that after satisfying the Company’s liabilities that the Liquidating Trust will have any assets to distribute to the shareholders.

CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

Since the Company entered into the Plan of Liquidation subsequent to December 31, 2001, the financial statements presented herein have been prepared on a going concern basis. There can be no assurance that adjustments to the financial statements will not be required as a result of the liquidation of the Company.

2.    Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist primarily of money market investments and short-term commercial paper. At December 31, 2001, approximately $3.3 million of cash is restricted pursuant to contracts between the Company and two of its Private Label partners. The Private Label contracts restrict the use of certain funds held by the Company including customer payments for future travel. Pursuant to the terms of the Company’s credit facility in place at December 31, 2000, the Company was required to maintain cash collateral to secure outstanding standby letters of credit as collateral.

Short-Term Investments

Short-term investments consist of bank certificates of deposit with original maturities in excess of three months. The Company classifies its certificates of deposit as held-to-maturity. These securities are carried at cost, which approximates market value. At December 31, 2001, the Company held a certificate of deposit in the amount of $5.15 million, which was restricted, and served as collateral securing outstanding standby letters of credit pursuant to the Company’s credit facility. In March 2002, after the sale of the Company’s operations and the termination of the credit facility, the collateral was released.

Revenue Recognition

Net revenues consist primarily of markups on travel packages. The Company generally recognizes net revenue when earned on the date of travel, net of all cancellations and changes to reservations booked. For the years ended December 31, 2001 and 2000 net revenues are derived from sale of travel products and services with a value of $451.7 million and $589.9 million, respectively, net of $351.1 million and $457.0 million, respectively, in direct costs to suppliers.

Operating Expenses

Operating expenses include commissions, salaries, benefits and payroll tax expenses, communications, facilities and other costs associated with the selling and processing of tour packages.

CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

Long-lived Assets

The Company reviews its long-lived assets, including property and equipment, identifiable intangibles, and goodwill whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future estimated undiscounted net cash flows will be less than the carrying amount of the assets. If future estimated undiscounted net cash flows are more likely than not to be less than the carrying amount of the long-lived assets, then such assets are written down to their fair value. As part of the restructuring and impairment charges incurred during the year ended December 31, 2001 and 2000 the Company recognized impairments of $6.5 million and $35.0 million, respectively against long-lived assets (see Note 10). After taking into account the impairment charges, the Company realized the carrying values of its long-lived assets, including goodwill through the Sale Transactions subsequent to December 31, 2001.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are recorded using the straight-line method for leasehold improvements. The Company uses accelerated and straight-line methods for recording depreciation on furniture and fixtures, and equipment and software with lives that range from 3 to 10 years. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the asset.

Property and equipment consisted of the following (in thousands):

	December 31,
	2001	2000
Equipment and software	$9,580	$8,970
Furniture and fixtures	1,265	1,462
Leasehold improvements	757	976

	11,602	11,408
Accumulated depreciation and amortization	(6,960)	(6,820)

Property and equipment, net	$4,642	$4,588

Intangible Assets

Intangible assets consist of goodwill from acquisitions and deferred financing costs incurred in connection with the Company’s bank credit facilities and notes payable. Goodwill is amortized over 35 years. Deferred financing costs are charged to interest expense over the life of the debt using the effective interest method.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures about Fair Value of Financial Instruments,” and SFAS No. 119, “Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments,” require the disclosure of the fair value of financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. The carrying value of the Company’s financial instruments approximates fair value due to the relatively short maturities of these instruments. The Company estimated that as of December 31, 2001, the fair value of its notes payable approximates the face value of the debt, or $45.8 million, compared to the carrying value of $44.2 million, which

CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

is net of the unamortized portion of a beneficial conversion feature of $1.6 million. This estimate of fair value is based upon an agreement reached shortly after December 31, 2001 by the holders of the Company’s notes payable to sell the notes to Expedia, Inc. at face value in connection with the Classic Sale.

In the normal course of business, the Company is a party to letters of credit, which are not reflected in the accompanying consolidated balance sheets. Such financial instruments are valued based on the amount of exposure under the instrument and the likelihood of performance being required. Based on the Company’s past experience, management does not expect any material losses to result from these off-balance-sheet instruments and, therefore, is of the opinion that the fair value of these instruments is zero. Additionally, subsequent to December 31, 2001 all of the Company’s exposure under letters of credit either expired without loss or were sold without recourse in connection with the Sale Transactions.

Concentrations

For the year ended December 31, 2000, one individual travel agency group accounted for approximately 10.2% of net revenues. Otherwise, no individual customer represented more than 10 percent of net revenues or accounts receivable for 2001 or 2000. Customers located in Europe represented approximately 14 percent and 16 percent of the total gross revenues for the years ended December 31, 2001 and 2000, respectively. In addition, vacation products and services related to Hawaiian destinations accounted for approximately 49 percent of gross revenues for both the years ended December 31, 2001 and 2000. Vacation products and services related to Caribbean destinations accounted for approximately 13 percent and 11 percent of gross revenues for the years ended December 31, 2001 and 2000, respectively.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that a net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

Basic and Diluted Net Income (Loss) per Common Share

SFAS No. 128, “Earnings Per Share,” requires dual presentation of basic and diluted earnings per share. Basic income or loss per share is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted income or loss per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

The treasury stock effect of options granted to employees to purchase common stock outstanding at December 31, 2001 and 2000 have not been included in the computation of diluted income per share as such effect would be anti-dilutive. The effect of the convertible notes outstanding during the years ended December 31, 2001 and 2000 have not been included in the computation of diluted income per share as such effect would also be anti-dilutive.

CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

Segment Reporting

The Company has adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. After evaluation, senior management concluded that operations occur primarily in one segment only.

New Accounting Standards

In June 1998, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The adoption of SFAS No. 133 for the fiscal year beginning January 1, 2001 did not have a material impact on the Company’s financial position, or the results of operations.

In June 2001, the FASB approved SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 prospectively prohibits the pooling of interest method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 requires companies to cease amortizing goodwill beginning in 2002. SFAS No. 142 also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. The adoption of SFAS No. 142 will result in the Company’s discontinuation of amortization of its goodwill.

The Company has not completed an evaluation of the Company’s goodwill under the impairment guidelines of SFAS No. 142, but realized the carrying value of its goodwill through the Sale Transactions subsequent to December 31, 2001.

Reclassifications

Certain reclassifications have been made in the 2000 financial statements to conform to the 2001 presentation.

3.    Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following (in thousands):

	December 31,
	2001	2000
Accounts payable	$13,590	$9,844
Accrued direct travel costs	22,067	32,272
Other accrued expenses	10,164	13,280
Bank overdraft	3,875	6,843

	$49,696	$62,239

CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

4.    Notes Payable

Notes payable consisted of the following (in thousands):

	December 31,
	2001	2000
7.5% Convertible Senior Subordinated Note, due December 31, 2006	$5,000	$—
7.5% Exchangeable Senior Subordinated Notes, due December 31, 2006	10,000	—
9.0% Convertible Subordinated Note, due July 1, 2001	—	690
9.0% Convertible Subordinated Notes, due July 1, 2007	30,812	27,500

Total notes payable	45,812	27,500
Less: Unamortized debt discount	(1,633)	—

Total notes payable	44,179	28,190
Less: Current portion of long-term debt	(44,179)	(690)

Total long-term debt	$—	$27,500

In November 2001, the Company entered into a financing agreement with an entity formed and controlled by its principal note holder and its principal shareholder to provide a cash infusion of up to $24.25 million through the sale of convertible notes and other notes exchangeable for convertible notes. This financing became necessary as a result of the impact on the Company of the September 11 terrorist attacks. Under the facility the Company issued a total of $5 million of 7.5% convertible senior subordinated notes and $10 million of 7.5% exchangeable senior subordinated notes (collectively, the “7.5% Notes”). The convertible notes were to be convertible into the Company’s common stock at $0.15 per share at the option of the holder at any time after March 31, 2002. The exchangeable notes were to be exchangeable for convertible notes after the Company’s shareholders approved an increase in the Company’s authorized capital to at least 200 million shares. The Company’s majority shareholder, a party to the agreement, had committed to vote in favor of the increase in authorized shares assuring the increase in authorized capital.

The 7.5% Notes were subject to certain covenants and conditions including a requirement that the Company become privately held by October 2002. In connection with the financing the holders of the 7.5% Notes launched a tender offer for all the shares of the Company’s common stock that they did not own offering shareholders $0.15 per share in cash. Prior to the completion of the tender offer, but subsequent to December 31, 2001, the Company, the holders of the 7.5% Notes and Expedia, Inc. reached an agreement on the Classic Sale whereby the 7.5% Notes were sold by the holder to Expedia, Inc. and cancelled by Expedia, Inc. as partial consideration of the Classic Sale.

On November 5, 2001, at the issuance of the first $10 million of the 7.5% Notes, the fair market value of the Company’s common stock as determined by the closing price on the American Stock Exchange was $0.19 per share, greater than the $0.15 per share conversion option provided for in the 7.5% Notes. Therefore, the Company recognized an approximate $2.7 million discount on the 7.5% Notes. Approximately $1.0 million of this discount was amortized using the effective yield method during the year ended December 31, 2001 and recorded as additional interest expense. No discount was recorded on the subsequently issued $5 million of 7.5% Notes as the fair market value of the Company’s common stock did not exceed $0.15 per share on the date the note was issued.

In June 2000, the Company raised $27.5 million from the issuance of a 9% subordinated convertible note (the “9% Note”). Under terms of the transaction, the Company issued a seven-year note, convertible into

CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

common stock at a price of $5.25 per share. Proceeds from the 9% Note were used to repay the Company’s then outstanding acquisition credit facility and for working capital purposes. Interest was payable quarterly through the issuance of additional notes with terms similar to the 9% Note (collectively, together with the 9% Note, “the 9% Notes”). Through April 1, 2001 the additional notes had terms identical to the original note except that they were due July 1, 2001. When these short term notes matured on July 1, 2001 they were replaced with a note identical in term to the 9% Note. Since April 1, 2001 all interest has been paid in the form of additional notes with terms identical to the original note. Subsequent to December 31, 2001 the 9% Notes were sold by the holder to Expedia, Inc. in connection with the Classic Sale and cancelled as partial consideration of the Classic Sale.

Since the 7.5% Notes and the 9% Notes were subject to covenants requiring the Company to be privately held by October 2002 and as the notes were settled subsequent to year-end, they have been classified as current in the accompanying consolidated balance sheet as of December 31, 2001.

5.    Stock Option Plan

The Company adopted a stock option plan (the “Stock Option Plan”) to assist the Company in attracting and retaining qualified employees, directors, consultants and advisors. The Stock Option Plan provides that at any time a number of shares equal to 12 percent of the number of then outstanding shares of common stock will be reserved for issuance pursuant to grants of stock options. Options granted under the Stock Option Plan include both incentive stock options (“ISOs”) and nonstatutory stock options (“NSOs”). The outstanding options generally vest ratably over a four-year period from the date of grant. All unvested options are cancelled at termination of employment. Vested options generally must be exercised within ninety days to one year after termination of employment depending upon the terms of the particular grant. No option granted under the Stock Option Plan is exercisable after the tenth anniversary of the option’s date of grant.

The following table sets forth stock option activity for the two years ended December 31, 2001:

	Options	Exercise Price Per Share	Weighted Average Exercise Price
Options outstanding at December 31, 1999	1,372,186	$2.94 – 14.00	$10.40
Granted	645,420	$2.12 – 3.38	$2.31
Canceled	(803,879)	$2.94 – 14.00	$10.59

Options outstanding at December 31, 2000	1,213,727	$2.12 – 14.00	$5.96
Granted	449,500	$2.05 – 2.20	$2.11
Canceled	(278,740)	$2.10 – 14.00	$5.32

Options outstanding at December 31, 2001	1,384,487	$2.05 – 14.00	$4.84

CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

The following table summarizes information about stock options outstanding at December 31, 2001.

	Options Outstanding		Weighted Average Exercise Price	Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2001	Weighted Average Remaining Contractual Life (Years)		Number Exercisable at December 31, 2001	Range of Exercise Price
$ 2.05 – 2.13	849,500	9.07	$2.11	137,500	$2.12
$ 2.87 – 2.94	210,875	8.25	$2.91	84,875	$2.92
$ 6.00 – 9.25	25,000	6.94	$7.50	22,500	$7.60
$10.87 – 13.63	37,500	7.28	$11.71	26,250	$12.07
$14.00	261,612	6.59	$14.00	238,069	$14.00

	1,384,487	8.39	$4.84	509,194	$8.56

In October 1995, the FASB issued SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123 defines a “fair value based method” of accounting for stock-based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. Prior to the issuance of SFAS No. 123, stock-based compensation was accounted for under the “intrinsic value method” as defined by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Under the intrinsic value method, compensation is the excess, if any, of the market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock.

SFAS No. 123 allows an entity to continue to use the intrinsic value method for stock-based compensation to employees. However, entities electing the accounting in APB Opinion No. 25 must make pro forma disclosures as if the fair value based method of accounting had been applied. The Company applies APB Opinion No. 25 and the related interpretations in accounting for its stock-based compensation to employees. Under APB Opinion No. 25, no compensation expense has been recognized in the accompanying financial statements related to stock option grants to employees in 2001 or 2000, as the exercise price for such options was equal to the fair value of the Company’s common stock on the date of the grant. In both 2001 and 2000, the Company granted options to certain consultants of the Company. As a result, the Company recorded compensation expense of approximately $56,000 and $46,000, respectively related to these non-employee options, pursuant to the fair-value based method.

Had compensation expense for stock-based compensation to employees been determined based on the fair value of the options at the grant dates consistent with the method of accounting under SFAS No. 123, the Company’s net loss and net loss per share would have been decreased to the pro forma amounts indicated below for the years ended December 31, 2001 and 2000 (in thousands, except per share amounts):

Net loss:
	2001	2000
As reported	$(13,604)	(44,702)
Pro forma	$(14,167)	$(45,604)

Basic and diluted net loss per share:

As reported	$(0.95)	$(3.11)
Pro forma	$(0.98)	$(3.17)

CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants during the years ended December 31:

	2001	2000
Dividend yield	0.0%	0.0%
Expected volatility	80% – 86%	88%
Risk-free interest rates	3.4% – 5.2%	6.4%
Expected option lives	5 years	5 years

Effect of Plan of Liquidation on the Stock Option Plan

Pursuant to the terms of options granted under the Stock Option Plan, concurrent with the Company entering into the Plan of Liquidation, all outstanding options automatically vested and became exercisable on January 22, 2002. However, since the liquidation proceeds on a per share basis are expected to be substantially less than the lowest exercise price of options outstanding, no options are anticipated to be exercised in connection with the liquidation of the Company.

6.    Bank Credit Facilities

Letter of Credit Facility

In March 2001 the Company entered into a bank credit facility for the purpose of securing standby letters of credit with a total capacity of $5.0 million (the “LC Facility”). The LC Facility did not allow for cash borrowings. The LC Facility was secured by a certificate of deposit in the amount of $5.2 million. At December 31, 2001 there were approximately $3.5 million outstanding under the LC Facility with $1.5 million available. After the closing of the Sale Transactions, in March 2002, the Company terminated the LC Facility and the collateral was returned to the Company as the purchasers of the Company’s operations assumed responsibility for the letters of credit.

Terminated Bank Credit Facility

In August 2001 the Company terminated a revolving line of credit with a group of bank lenders that had been used to secure standby letters of credit and was used to fund acquisitions in prior years. Borrowings under the facility had been repaid in 2000 out of working capital and with the proceeds from the 9% Note. At December 31, 2001 the Company had $211,000 of standby letters of credit outstanding from one of the bank lenders that had provided the line of credit. These letters of credit, which matured by January 31, 2002 and were not renewed, were secured by a standby letter of credit issued under the Company’s LC Facility.

7.    Income Taxes

Other than approximately $60,000 of minimum statutory state franchise taxes recorded for each of the years ended December 31, 2001 and 2000, no provision for income taxes has been reflected as a result of the operating losses incurred by the Company. For the years ended December 31, 2001 and 2000 the tax provision was comprised primarily of a deferred tax benefit, which was offset by a valuation allowance of the same amount.

CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

The components of the Company’s net deferred tax asset consisted of (in thousands):

	December 31,
	2001	2000
Allowance for doubtful accounts	$1,518	$818
Accrued expenses	981	1,825
Depreciation and amortization	6,979	7,757
Net operating loss carry forwards	9,612	7,211
Valuation allowance	(19,090)	(17,611)

	$—	$—

SFAS No. 109 requires that a net deferred tax asset be reduced by a valuation allowance if, based on the weight of the evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized. Due to net losses incurred by the Company, the Company has provided for a valuation allowance to fully reserve its deferred tax assets.

The Company has net operating loss carry forwards to offset future taxable income of approximately $35.3 million as of December 31, 2001. These net operating loss carry forwards expire through 2021.

8.    Commitments and Contingencies

Consulting and Employment Agreements

The Company entered into consulting and employment agreements with various individuals. The agreements prescribed salary and bonus compensation based upon the performance of the Company and, in certain circumstances, provide for severance payments. The agreements also contain various non-compete and non-solicitation provisions. As part of the Company’s restructuring, certain employees covered by employment agreements were terminated and certain individuals were provided severance payments in the form of salary continuation that extended as far as August 2002. All unpaid severance obligations associated with the restructuring were accrued as of December 31, 2001. In March 2002, the Company entered into negotiated settlements satisfying all outstanding severance obligations. In connection with the Sale Transactions all then remaining consulting and employment agreements were terminated and all remaining obligations of were satisfied.

Leases

The Company leases certain facilities under noncancellable operating leases. In connection with the Sale Transactions, the buyers of the Company’s operations assumed responsibility for all but two of the Company’s lease obligations. The following is a schedule by years of future minimum rental payments required as of December 31, 2001 under the leases for which the Company was still obligated after giving effect to the Sale Transactions (in thousands):

2002	$210
2003	177
2004	180
2005	184
2006	93

Total	$844

CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

Total facilities rent expense for the years ended December 31, 2001 and 2000 was approximately $2.1 million and $2.9 million, respectively.

Letters of Credit

As of December 31, 2001 and 2000, the Company had issued letters of credit totaling $3.7 million and $6.4 million, respectively, in favor of certain vendors. Certain short-term investments have been pledged as collateral and are included in the accompanying consolidated balance sheets as cash and cash equivalents or short-term investments, depending on their maturity.

Litigation

The Company is periodically a party to disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect upon the financial position or future operating results of the Company, and adequate provision for any probable losses has been made in the accompanying consolidated financial statements.

9.    Acquisitions

In connection with the acquisition of Island in 1999, which was accounted for as a purchase for financial reporting purposes, the Company agreed to make an additional payment to the sellers of up to $1.75 million contingent on Island achieving certain financial targets for the two-year period ending December 31, 2000. The targets were achieved and the full amount was accrued in 2000 and paid in April 2001. The payment of $1.75 million, which represented excess purchase price over the fair value of the net assets acquired, was allocated to goodwill.

In connection with its acquisition of its various businesses in 1998 and 1999, including Island, the Company recognized approximately $5.3 million as the cost of closing redundant facilities and terminating certain employees. The accrual included lease and facility costs of $2.2 million, severance and other employee termination costs of $1.9 million, and costs related to other contractual obligations associated with the Company’s integration plans of $1.2 million. During 1998, 1999 and the first six months of 2000, the Company closed redundant reservation centers and consolidated the operations of its various acquisitions. These activities resulted in a reduction of approximately 166 employees in connection with the facility closures, the elimination of duplicate positions and the restructuring of certain operations. Of the total costs originally recorded, the Company made payments in 1998 and 1999 totaling $1.8 million. For the years ended December 31, 2001 and 2000, the Company charged $68,000 and $1.5 million, respectively, against the accruals for amounts paid during these periods. Additionally, during 2000 the Company reduced the accrual and related goodwill by $1.9 million due to lower than estimated costs associated with exiting certain contractual obligations, fewer than planned terminations and higher than planned attrition. Approximately $13,000 remained accrued at December 31, 2001 related to continuing lease obligations paid in the first three months of 2002.

10.    Restructuring and Impairment

Separate from the restructuring related to its integration of acquisitions as discussed above (See Note 9), in July 2000 the Company initiated a planned restructuring and consolidation of its operations in order to reduce costs and create efficiencies. Initially the restructuring included consolidating the Company’s Vacations by Globetrotters branded operations into Classic, closing its Washington, D.C. headquarters office, and transitioning away from the Company’s Trase Miller technology platform. These actions were substantially complete at December 31, 2000. In May 2001 the Company announced additional staff reductions as well as the departure of certain members of its Allied management team. Following the terrorist attacks in September 2001, the Company

CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

made additional staff reductions, closed its Classic Chicago reservations center, and reviewed the carrying values of its long-lived assets. As part of these restructuring efforts, the Company terminated a total of 353 employees including 237 and 116 during the years ended December 31, 2001 and 2000, respectively. The following summarizes the costs recorded, payments made and balances accrued for employee severance costs as well as lease obligations and other costs related to the Company’s restructuring efforts (in thousands):

	Employee severance costs	Lease obligations and other restructuring costs	Total
2000 Restructuring Charges	$2,454	$1,124	$3,578
Payments made during 2000	(952)	(346)	(1,298)

Balance accrued at December 31, 2000	1,502	778	2,280

2001 Restructuring Charges	935	739	1,674
Payments made during 2001	(1,855)	(599)	(2,454)

Balance at December 31, 2001	$582	$918	$1,500

In connection with its restructuring, the Company reviewed the carrying values of its long-lived assets, including property, equipment and goodwill. To determine the recoverability of its long-lived assets the Company evaluated the probability that future undiscounted cash flows will be less than the carrying amount of the assets. The fair value of the long-lived assets including goodwill was then determined based upon the discounted cash flows to be derived from the related business operations. In the 2001 third quarter, following the terrorist attacks of September 11, the Company determined that the long-lived assets related to Island were impaired, and recorded an impairment charge against goodwill of approximately $6.3 million. As discussed below (see Note 11), the Company ultimately sold Island in November 2001 and recorded an additional charge of $186,000 as a loss on the sale. In 2000, related to the consolidation of operations and transition away from its Trase Miller technology platform, the Company determined that certain long-lived assets were impaired and recorded an impairment charge of $35.0 million, including $18.5 million of goodwill and $16.5 million representing substantially all of the Trase Miller technology platform and other property.

11.    Sale Transactions

The events of September 11, 2001 caused the Company to reevaluate its business plan and ultimately led to a decision to sell its various operations and enter into the Plan of Liquidation. The Sale Transactions began with the sale of Island in November 2001, included the sale of Allied and Private Label in January 2002, and culminated with the closing of the sale of Classic in March 2002.

Sale of Island

In November 2001 the Company completed the sale of Island to Steven A. Hicks, president of Island and its owner, prior to being acquired by the Company for $500,000 in cash including the settlement of amounts owed by Island to the Company of $240,000. The transaction was structured as the sale of stock. In September 2001 the Company recorded an impairment charge of $6.3 million against goodwill related to Island. The eventual sale in November resulted in an additional charge of $186,000 as a loss on the sale of Island, recorded as additional impairment.

Sale of Allied—Subsequent Event

In January 2002 the Company completed the sale of Allied to Kuoni Holding Delaware, Inc., a domestic subsidiary of the Switzerland based travel conglomerate, Kuoni Travel Ltd. for $3.5 million in cash plus

CLASSIC VACATION GROUP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2000

assumption of $3.0 million of net liabilities and other lease obligations related to Allied. Immediately prior to the sale, substantially all of the assets and liabilities related to Allied, which had operated as a division of the Company, were assigned to a newly formed subsidiary of the Company, Allied Tours, LLC. The sale was structured as the sale of 100% of the membership units of Allied Tours, LLC. The Company recognized a pre-tax gain on the sale for financial reporting purposes of approximately $6.7 million to be reported in 2002 after giving effect to transaction expenses of approximately $60,000 (unaudited).

Sale of Private Label—Subsequent Event

In January 2002 the Company completed the sale of Private Label to Private Label Travel, Inc., a company formed by a group consisting of the Private Label management team and a former executive of the Company for nominal cash consideration plus assumption of $1.5 million of net liabilities and other lease obligations related to Private Label. Immediately prior to the sale, the Hyatt Vacations products, operated as part of Private Label were assigned to Classic. The sale was structured as the sale of the stock of Globetrotters Vacations, Inc., the legal subsidiary operating Private Label. Also included in the sale were the technology assets of GVG Technology, Inc., the legal subsidiary that owned the technology platform used by Private Label. As a result of previously taking a $35 million impairment charge against the technology assets in 2000, the Company recognized a pre-tax gain on the sale for financial reporting purposes of $1.5 million to be reported in 2002 after giving effect to transaction expenses of approximately $15,000 (unaudited).

Sale of Classic—Subsequent Event

In March 2002 the Company completed the sale of Classic to Expedia, Inc. for $908,000 in cash, cancellation of debt totaling $47.2 million and the assumption of $29.7 million of net liabilities and other lease obligations related to Classic. The sale included the Hyatt Vacations operations recently assigned to Classic from Private Label. The sale was structured as a sale of assets. As part of the transaction Expedia, Inc. purchased the Company’s 7.5% Notes and 9% Notes from their respective holders at par value plus accrued interest. When the transaction closed in March, Expedia, Inc. cancelled the notes as partial consideration of the sale. The Company recognized a pre-tax gain on the sale for financial reporting purposes of $7.2 million to be reported in 2002 net of approximately $1.0 million in cash transaction expenses (unaudited).

Tax Effect of 2002 Sale Transactions (unaudited)

Management believes that the Company will report a combined loss for these Sale Transactions for income tax reporting purposes in 2002 due primarily to the write-off of goodwill for tax purposes in excess of amounts remaining on the Company’s balance sheet as of December 31, 2001. As such, the Company anticipates that the Sale Transactions will not result in any material cash payments for income taxes for 2002.

12.    Subsequent Event—Plan of Liquidation

With the sale of Classic the Company had no continuing operations. As such, in connection with the sale of Classic the Company entered into the Plan of Liquidation and effective March 21, 2002 merged into the Liquidating Trust and ceased to exist. In exchange for their shares, the Company’s shareholders received a pro-rata interest in the Liquidating Trust. Under the terms of the trust agreement, the Liquidating Trust shall expeditiously discharge all liabilities of the Company, and distribute the remaining assets, if any, to the shareholders of the Company on a pro rata basis based upon the number of shares held by each. There can be no assurance that any assets will be remaining to distribute to the Company’s shareholders.